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                                                            Exhibit 99.(a)(1)(O)


December 18, 2001

Dear Employees and Directors:

Pursuant to Section 13 of the Offer to Exchange dated November 28, 2001, we have amended the Offer to Exchange as indicated in Exhibit 1 attached hereto. Other than as indicated in Exhibit 1, all other terms of the Offer to Exchange remain unchanged.

For additional information about these amendments, or the Offer generally, you should contact Elif Kuvvetli via e-mail at ekuvvetli@repeaters.com or by telephone at (408) 743-9400, or Tim Marcotte via e-mail at timm@repeaters.com or by telephone at (408) 743-9316.
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                                    EXHIBIT 1

                       AMENDMENTS TO THE OFFER TO EXCHANGE

The Offer to Exchange is hereby supplemented and amended as follows:

1. The second paragraph of Section 3 of the Offer to Exchange is amended to read, in its entirety, as follows:

            "DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the exchanged options. We may waive any or all of the conditions of the Offer for all Eligible Participants to the extent that any of the events described in Section 6 of the Offer to Exchange occur but we nonetheless deem it advisable for us to proceed with the Offer. We may waive any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular option or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to exchange any options, and no one will be liable for failing to give notice of any such defects or irregularities."

2. Section 6 of the Offer to Exchange is amended to read, in its entirety, as follows:

            "We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case if at any time on or after November 28, 2001 and on or before December 28, 2001, or a later expiration date if the Offer is extended, we determine that any of the following events has occurred that, in our reasonable judgment, materially impairs the contemplated benefits of the Offer to us and thus makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange:

            - any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court,
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                  authority, agency or tribunal that directly or indirectly
                  challenges the making of the Offer, the acquisition of some or all of the exchanged options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

            - any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, which action or withholding, in our reasonable judgment, would or might directly or indirectly:

                  (a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

                  (b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;

                  (c) materially impair our ability to provide employees and directors with compensation by decreasing the value of the Replacement Options or otherwise; or

                  (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

            -     there is:

                  (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

                  (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

            - another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:
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                  (a)   any person, entity or "group," within the meaning of
                        Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a
                        Schedule 13D or Schedule 13G with the SEC before November 28, 2001;

                  (b)   any such person, entity or group that has filed a
                        Schedule 13D or Schedule 13G with the SEC before November 28, 2001 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

                  (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or made a public announcement that it intends to acquire us or any of our assets or securities; or

            - any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us and which may materially impair the contemplated benefits of the Offer to us.

            The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the expiration date and we may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the expiration date, whether or not we waive any other condition to the Offer. We may waive the conditions to the Offer to the extent that any of the events described in this Section 6 occur but we nonetheless deem it advisable for us to proceed with the Offer.

            Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.
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            We currently expect that we will accept promptly after the expiration date all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn."

3. The seventh paragraph of Section 12 of the Offer to Exchange is amended to read, in its entirety, as follows:

            "We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, if you choose not to accept this Offer, it is possible that the IRS would assert that your right to exchange your Eligible Options that are incentive stock options under this Offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. In order to avoid this risk, we are retaining the right to choose whether or not to accept your Eligible Options for exchange. Accordingly, your Eligible Options (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Options for exchange."

4. The first paragraph of Section 18 of the Offer to Exchange is amended to read, in its entirety, as follows:

            "This Offer to Exchange and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 16 of this document. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended March 30, 2001, our Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2001, and our proxy materials for our 2001 Annual Meeting of Stockholders."